          Thomas G. Sheehan

          (207) 228-7165 direct

      tsheehan@bernsteinshur.com

June 28, 2016

Division of Investment Management

US Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

RE: THE MP63 FUND, INC., FILE NOS. 333-65599 AND 811- 09053

Dear Sir or Madam:

Enclosed please find Post-Effective Amendment No. 19 under the Securities Act of 1933 and Post-Effective Amendment  No. 20 under the Investment Company Act of 1940 to the Registration Statement, (the "Registration Statement") of The MP63 Fund, Inc. (the "Fund") (File Nos. 333-65599 and 811- 09053).

We have acted as counsel for the Fund in connection with the filing of this Amendment with the United States Securities and Exchange Commission (“SEC”).

We believe that this Amendment is filed solely for one or more of the purposes specified in paragraph (b)(1) of Rule 485 under the Securities Act of 1933, as amended (the “Rule”), and no material event requiring disclosure in the prospectus, other than one listed in paragraph (b)(1) of the Rule or one for which the SEC has approved a filing under paragraph (b)(1)(vii) of the Rule, has occurred since the effective date of the Trust’s registration statement.

Very truly yours,

Bernstein Shur